Exhibit 99.1

FMC Technologies Acquires Direct Drive Systems

HOUSTON, September 9, 2009 — FMC Technologies, Inc. (NYSE: FTI) announced today its intent to acquire Direct Drive Systems (DDS). Based in Cerritos, California, DDS is a world leader in the development and manufacture of high-performance permanent magnet motors and bearings for the oil and gas industry. The transaction, expected to close in the fourth quarter of 2009, is valued at approximately $120 million and is expected to be accretive in 2011.

Direct Drive Systems provides operationally superior machines for a variety of primary energy related applications, including integral motors and related system components for compression and pumping for natural gas pipelines, offshore platform and subsea processing markets. The compact size, efficiency and reliability of the DDS motors make them ideal for these demanding applications.

“DDS’ strength in compact, high efficiency motors, combined with FMC’s system integration capabilities, will result in enhanced value for our customers,” said Peter D. Kinnear, FMC’s Chairman, President and Chief Executive Officer. “Our combined expertise and innovative technologies will allow for the creation of next-generation pumping and compression solutions, strengthening FMC’s market-leading position in the important area of increased oil recovery.”

“We are excited to join FMC and complement its industry leadership position,” said Kevin McGlensey, President and Chief Executive Officer of DDS. “Our talented employees and innovative designs are a strong strategic fit with FMC’s Technologies, and we will now have additional growth opportunities due to their broad global reach.”

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FMC Technologies, Inc. (NYSE:FTI) is a leading global provider of technology solutions for the energy industry and other industrial markets. The Company designs, manufactures and services technologically sophisticated systems and products such as subsea production and processing systems, surface wellhead systems, high pressure fluid control equipment, measurement solutions, and marine loading systems for the oil and gas industry. Named by FORTUNE Magazine as America’s Most Admired Oil and Gas Equipment, Service Company in 2008, FMC Technologies has approximately 10,400 employees and operates 19 manufacturing facilities in 14 countries. For more information visit www.fmctechnologies.com.

Direct Drive Systems (DDS) is the world’s leading producer of high-speed, high-power synchronous motors and generators, utilizing permanent magnet technology. DDS also produces magnetic bearings, which make oil-free turbomachinery applications possible. DDS drive systems provide efficient and cost-effective compression, pumping, and generation solutions for pipeline, offshore platform, and subsea applications in the oil and gas and process industries. DDS motors and generators operate up to 23,000RPM with power levels up to 16,000HP and couple directly to loads without gearboxes, increasing efficiency while reducing size, weight, and capital/operating costs. DDS is currently headquartered in Cerritos, Calif. For more information, visit www.DirectDriveSystems.net.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. These risks and uncertainties are described under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and may be modified in subsequent quarterly reports filed by the Company with the Securities and Exchange Commission that may be accessed on the Company’s website. The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.